EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 6, 2014—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2014, of $14.1 million, or 41 cents per share, compared to $13.9 million, or 40 cents per share, for the same period in the prior year. Average shares outstanding and per share amounts for all periods presented reflect the three-for-two stock split declared on Dec. 20, 2013, effective in the form of a stock dividend distributed on Feb. 7, 2014.

Weather during the second quarter of 2014 was comparable to the same period in the prior year resulting in relatively consistent earnings from the electric and gas utility during the two periods. Factors contributing to earnings during the quarter were savings from MGE's ongoing effort to manage costs and the benefit of allowance for funds used during construction for the environmental controls at the Columbia Energy Center. The remaining Columbia unit environmental controls were placed into service in July 2014.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 141,000 customers in Dane County, Wis., and purchases and distributes natural gas to 147,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended June 30,	2014	2013
Operating revenue	$128,765	$128,288
Operating income	$24,441	$24,497
Net income	$14,087	$13,891
Earnings per share (basic and diluted)	$0.41	$0.40
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Six Months Ended June 30,	2014	2013
Operating revenue	$339,010	$295,525
Operating income	$68,412	$62,125
Net income	$41,804	$36,475
Earnings per share (basic and diluted)	$1.21	$1.05
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com